EXHIBIT 10.13

AMENDED AND RESTATED CONSULTING AGREEMENT

MEMORANDUM OF AGREEMENT made in Montréal, Québec, on July 13, 2010, with effect as of January 27, 2010.

BY AND BETWEEN:	ENERKEM INC., a corporation incorporated pursuant to the laws of Canada, with a place of business at 615 René-Lévesque Boulevard West, Montréal, Province of Québec, H3B 1P5;

(hereinafter, the “Client”);

AND:	SOMETIMES CAPITAL INC., a corporation incorporated pursuant to the laws of Canada, with a place of business at 3583 Durocher Street, Montréal, Province of Québec, H3X 2E7;

(hereinafter, the “Consultant”);

WITH THE INTERVENTION OF:	ESTEBAN CHORNET, residing and domiciled at 470 Montmagny Street, Sherbrooke, Province of Québec, J1L 1H3;

(hereinafter, “Mr. Chornet”);

WHEREAS the Consultant and Mr. Chornet entered into a consulting agreement on November 21, 2006 with Enerkem Technologies Inc., the predecessor in interest to the Client with respect to the Business (hereinafter, the “Consulting Agreement”);

WHEREAS the Client assumed all rights and obligations of Enerkem Technologies Inc. under the Consulting Agreement, effective as of December 31, 2007;

WHEREAS the parties have agreed to amend some of the terms provided for in the Consulting Agreement;

WHEREAS, the Consultant wishes to continue to provide the expertise and services of Mr. Chornet to the Client and the parties therefore desire to enter into this

Amended and Restated Consulting Agreement setting forth the terms and conditions of the services to be provided by the Consultant from and after January 27, 2010;

WHEREAS the Consultant and Mr. Chornet have and will have in the course of this Agreement, access to highly confidential information pertaining to the business and affairs of the Client;

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants herein contained, the parties agree as follows:

ARTICLE I
INTERPRETATION

1.1                               Preamble. The above preamble forms an integral part of this Agreement.

1.2                               Definitions. Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

(a)                                  “Agreement” shall mean this Amended and Restated Consulting Agreement and all instruments and schedules supplemental hereto or any amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; “Article”, “Section”, “Subsection” or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

(b)                                 “Business” shall mean the business conducted by the Client at the time of the signature of the present Agreement, the business conducted by the Client during this Agreement and the business conducted by the Client on the date of the termination of this Agreement as well as the business that the Client was in the process of developing at the time of the termination of this Agreement.  For greater certainty, the business conducted by the Client at the time of the signature of the present Agreement can be described as (i) the development and commercialization of proprietary gasification technology using bubbling-fluidized bed technology and advanced gas conditioning and conversion processes (the “Technology”), and (ii) the development of steam, power, liquid alcohol, liquid hydrocarbon, hydrogen and/or chemical production projects based on such Technology;

(c)                                  “Confidential Information” shall mean, all knowledge, data, information or materials in whatever form (oral, written, machine-readable or otherwise) pertaining to, relating to or otherwise concerning the Client and its subsidiaries (if any) including, without limiting the generality of the preceding, its business, (including the Business), activities, customers (including the Customers), prospective customers, suppliers or distributors, employees, consultants, shareholders, officers or directors, that is acquired or disclosed to the Consultant or Mr. Chornet by the Client, its subsidiaries (if any), or their officers, directors, shareholders, employees, consultants, agents, customers (including the Customers), prospective customers, suppliers or distributors; provided however, that the phrase “Confidential Information” shall not include information that:

(i)                                     is in the public domain or generally known in the industry in which the Client operates, without any fault or responsibility of the Consultant or Mr. Chornet; or

(ii)                                  is approved in writing by the Client for disclosure prior to its actual disclosure.

(d)                                 “Consulting Fees” shall have the meaning ascribed thereto at Section 4.1.

(e)                                  “Consulting Services” shall have the meaning ascribed thereto at Section 2.1.

(f)                                    “Customer” shall mean any and all Persons having purchased the Client’s goods or services in connection with the Business at any time during the two (2) years preceding the termination of this Agreement or with whom the Client is in negotiation at the time this Agreement is terminated with a view to selling or providing goods or services, in connection with the Business, to such Person.

(g)                                 “Incapacity” shall mean any medical condition whatsoever (including physical or mental illness) which leads to Mr. Chornet’s inability to perform the Consulting Services for a continuous period of six (6) months without Mr. Chornet being able to resume services at the expiration of such period; and unsuccessful attempts to return to work for periods of less than fifteen (15) days shall not interrupt the calculation of such six (6) month period.

(h)                                 “Intellectual Property Rights” shall mean all registered and unregistered intellectual property rights including, without limiting the generality of the foregoing, all intellectual property rights attached to:

(i)                                     all inventions, patentable or not patentable, patents, trademarks, trade names, copyrights, industrial designs, trade secrets, topographies, Confidential Information and all other intellectual property rights; and

(ii)                                  all domestic and foreign registrations, applications and renewals thereof for registration of the foregoing.

(i)                                     “Person” shall mean an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body; and pronouns which refer to a Person shall have a similarly extended meaning.

(j)                                     “Serious Reason” shall mean any event or circumstance which, pursuant to applicable law, constitutes a serious reason for termination of a service agreement without either notice or payment in lieu of notice or any damages whatsoever and shall include, without limitation, the occurrence of any of the following acts or events:

(i)                                     any material breach of this Agreement by the Consultant or Mr. Chornet not cured within ten (10) days after written notice thereof (provided however that no notice shall be given in the event of a breach by the Consultant or Mr. Chornet of any of the restrictive covenants which are set forth in Articles V, VI, VII, VIII and IX);

(ii)                                  theft or fraud of or from the Client or any other act of dishonesty;

(iii)                               failure by the Consultant or Mr. Chornet to act honestly and in the best interest of the Client;

(iv)                              any behaviour of the Consultant or Mr. Chornet or any conviction of a crime (other than traffic violations and minor misdemeanors), causing harm or damage to the Client’s public image or relations with authorities;

(v)                                 any actions or omissions on the part of the Consultant or Mr. Chornet constituting gross misconduct or negligence resulting in material harm to the Client;

(vi)                              the Consultant, Mr. Chornet or any member of the Chornet’s family making personal profit out of or in connection with a transaction or a business opportunity in which the Client is involved or to which it is associated, without making disclosure to and seeking the prior written consent of the Board of Directors of the Client;

(vii)                           the Consultant is no longer able to provide the services of Mr. Chornet as its key executive in fulfilling the Consulting Services under this Agreement;

provided that, for greater certainty, if the Consultant is offered a change of title, position and/or responsibilities from that described at Section 2.1 to another title, position and/or set of responsibilities at an executive level with substantially the same compensation package, and the Consultant or Mr. Chornet refuses such change, such change shall not constitute, or be deemed to constitute, a termination without Serious Reason.

(k)                                  “Shareholder Agreement” shall mean that certain shareholder agreement entered into on or about January 27, 2010 by and among the Client and its shareholders.

(l)                                     “Term” shall have the meaning ascribed thereto in Section 3.1.

(m)                               “Territory” shall mean any country in the world where the Client operates its Business during the Term hereof, which shall be deemed at all times to include North America and the countries of the European Community.

(n)                                 “Works” shall mean all discoveries, inventions, improvements, innovations, processes, topographies, codes, software, know-how, recipes, technology, formulas, drawings, specifications for products, materials and equipment, data, works of authorship, process development and ideas including all related documentation on whatever support it is, of which the Consultant or Mr. Chornet is solely or jointly, in whole or in part, an inventor, discoverer, author, conceiver or originator.

ARTICLE II
SERVICES

2.1                               The Consultant hereby undertakes to provide the following services to the Client (any and all of which shall be referred to herein as the “Consulting Services”):

(a)                                  to provide the exclusive services of Mr. Chornet to act as Chief Technology Officer for the Client;

(b)                                 to procure, at the costs of the Client (which costs shall be preapproved by the Client), the services of other engineering professionals to perform certain tasks required for the execution of the services to be provided under subparagraph (a) above, the whole subject to the prior consultation of the Chief Executive Officer and/or the Board of Directors of the Client; and

(c)                                  to provide any other services, as may be required by the Client from time to time, provided that such services are compatible with the role of a Chief Technology Officer.

2.2                               The Consultant shall cause Mr. Chornet to act as its key executive in fulfilling the Consulting Services under this Agreement, except with the prior written consent of the Client.

2.3                               The Consultant shall provide the Consulting Services as and when reasonably requested to do so by the Client, provided that the Consultant shall cause Mr. Chornet to work a currently estimated average of twenty-five (25) hours per week for the rendering of such Consulting Services.

2.4                               The Consultant shall use best efforts to diligently perform the Consulting Services and shall provide such Consulting Services in good faith and not in any manner which is adverse to or in conflict with the interests of the Client.

2.5                               Without limiting the generality of the foregoing, it is understood between the parties that Mr. Chornet shall be allowed during this Agreement (i) to render his services (whether or not through the Consultant) on a part-time basis to Fractal Systems Inc. and/or CRB Innovations Inc. or, with prior written approval of the Board of Directors of the Client, to other clients; and (ii) to continue to be employed as an Engineer-Professor at the University of Sherbrooke; in each case to the extent such services and employment are reasonable in time and are not detrimental to the performance of the Consulting Services for the Client or to the Client’s interests.  For greater certainty, nothing in this Section 2.5 shall limit or restrict in any way the obligations of the Consultant and Mr. Chornet under Articles V, VI, VII, VIII and IX hereof.

ARTICLE III
DURATION

3.1                               This Agreement is effective as of January 27, 2010 and terminating on December 31, 2011 (hereinafter, the “Term”), provided however that the Agreement shall thereafter automatically renew for successive one (1) year terms unless thirty days’ notice of termination is given by either the Client or the Consultant before the commencement of any such one (1) year renewal period.

ARTICLE IV
FEES

4.1                               The Client shall pay to the Consultant a monthly fee of eighteen thousand three hundred thirty-three dollars and thirty-three cents (CAD$18,333.33) plus QST and GST, to be paid by the Client, within ten (10) days of the receipt by the Client of a monthly invoice from the Consultant (hereinafter, the “Consulting Fees”). The parties agree that the Consulting Fees may be increased according to the cost of living index, on an annual basis, as determined by the Board of Directors of the Client, at its sole discretion.

4.2                               The Client shall also reimburse to the Consultant all reasonable business expenses incurred by the Consultant in connection with the performance of the Consulting Services, in accordance with the policies established from time to time by the Client, subject to the presentation of appropriate supporting documentation.

4.3                               The parties agree that the Client’s general liability insurance shall, subject to the Client’s insurance carrier’s prior approval, apply to the rendering of the Consulting Services by the Consultant and Mr. Chornet as provided under this Agreement, the whole in accordance with the provisions of the Client’s liability insurance policy.

4.4                               The Client shall pay to the Consultant an annual premium of up to thirty-five percent (35%) of the Consulting Fees (calculated on an annual basis) based on the attainment of certain milestones to be mutually agreed between the Consultant and the Board of Directors of the Client from time to time during this Agreement.

ARTICLE V
CONFIDENTIALITY

5.1                               The Consultant and Mr. Chornet shall not, whether directly or indirectly, use, divulge, diffuse, sell, transfer, reproduce, give, circulate, or otherwise distribute to any Person, or otherwise make public, any Confidential Information.

5.2                               Any document or work composed, assembled or produced, directly or indirectly, by Mr. Chornet, the Consultant or the Client and containing Confidential Information (including, without limitation, all notes, extracts, text or references from which any Confidential Information can be implicitly or otherwise revealed or understood) shall be deemed to be Confidential Information within the meaning of this Agreement and shall be subject to the terms and conditions of this Article V.

5.3                               Confidential Information and all embodiments thereof (including any reproduction) shall remain the sole property of the Client and shall be returned to the Client immediately upon request to this effect or immediately after the termination of this Agreement.

5.4                               Notwithstanding Section 5.1 above, the Consultant and Mr. Chornet shall have the right to use Confidential Information, as required in the performance of the Consulting Services, provided that they shall, at all times, take all necessary, useful and desirable measures to prevent the unauthorized use or disclosure of the Confidential Information.

5.5                               Anything to the contrary herein notwithstanding, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a governmental body or is otherwise required by law; provided however that the Consultant and Mr. Chornet shall, if reasonably possible, first have given prompt notice thereof to the Client and shall have, as reasonably as possible, fully cooperated in the Client’s attempt, if any, to obtain a “protective order” from the appropriate governmental body.

ARTICLE VI
WORKS

6.1                               Subject to Section 6.3, in consideration of the Consulting Fees that the Consultant receives from the Client, all Works (including all data and records pertaining thereto) that the Consultant or Mr. Chornet may, directly or indirectly, invent, discover, author, originate or conceive during the Term of this Agreement and any renewal (or while performing the services for the Client or its predecessor in interest prior to the Term of this Agreement) and all Intellectual Property Rights relating thereto shall be the sole and exclusive property of the Client.

6.2                               Subject to Section 6.3, with respect to Works made or conceived by them, whether directly or indirectly, during the Term of this Agreement and any renewal, the Consultant and Mr. Chornet shall perform the following:

(a)                                  promptly disclose and describe in detail such Works in writing to the Client with the intention that the Client shall have full knowledge and ownership of such Works and practical applications of such Works;

(b)                                 assign (and the Consultant and Mr. Chornet do hereby assign) to the Client or such Person designated by the Client, without further compensation (but at the Client’s expense), upon request and in the manner prescribed by the Client, all right, title and interest in and to said Works and to Intellectual Property Rights related to said Works throughout the world and waive (and the Consultant and Mr. Chornet do hereby waive) any and all other rights that are non-assignable, including but not limited to moral rights in all copyrightable Works or any non-economic rights;

(c)                                  deliver promptly to the Client, upon request and in the form and manner prescribed by the Client (without charge to the Client but at the Client’s expense), all written instruments and documentation relating to said Works and Intellectual Property Rights and do such acts as deemed useful by the Client to obtain, maintain and transfer all rights and title thereto to the Client; and

(d)                                 give all assistance that may be required by the Client or the Person designated by the Client pursuant to subsection (b) to enable it to protect,

enforce or exploit the Works and Intellectual Property Rights in any country of the world.

6.3                               The provisions of Sections 6.1 and 6.2 shall not apply to Works that fulfill all of the following criteria:

(a)                                  for which no equipment, supplies, facility, Confidential Information or Intellectual Property Rights belonging to the Client were used;

(b)                                 which do not relate to the Business or to the Client’s actual or demonstrably anticipated processes, research or development which the Consultant or Mr. Chornet had access to or knowledge of; and

(c)                                  which do not result from any work performed by the Consultant or Mr. Chornet for the Client.

6.4                               The Consultant and Mr. Chornet agree that all Works and Intellectual Property Rights they produce alone and with others for and on behalf of the Client will be original and will not, to their knowledge, infringe or violate any Intellectual Property Rights of any of Mr. Chornet’s former employers or of any other third party (including without limitation the University of Sherbrooke). Without limiting the generality of the foregoing, no third party (including without limitation the University of Sherbrooke) shall claim any right, title and interest in and to said Works and Intellectual Property Rights related to said Works.

ARTICLE VII
OBLIGATION OF NON-COMPETITION

7.1                               Subject to Section 11.4, the Consultant and Mr. Chornet shall not, at any time during the Term of this Agreement and any renewal and for a period of eighteen (18) months following the termination of this Agreement, on their own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, participate in, carry on or be employed by, be engaged in, enter into any discussions regarding employment with, or have any financial interest in any business developing, using, licensing, commercializing or providing products or services which fit within the definition of “Business” contained herein or which compete with the Business in all or part of the Territory.  The term “participate” as used herein means to engage, directly or indirectly, either as a proprietor, partner, employee, agent, consultant, director, officer, stockholder or in any other capacity or manner whatsoever.

7.2                               The Consultant and Mr. Chornet shall not be in default under Section 7.1 by virtue of the Chornet Group (as defined in the Shareholder Agreement) holding, strictly for portfolio purposes and solely as passive investors, an aggregate of not more than two percent (2%) of the issued and outstanding shares of a corporation in competition with the Business, the shares of which are listed on a recognized stock exchange.

ARTICLE VIII
OBLIGATION OF NON-SOLICITATION OF CUSTOMERS AND NON-INTERFERENCE

8.1                               Subject to Section 11.4, the Consultant and Mr. Chornet shall not, at any time during the Term of this Agreement and any renewal and for a period of eighteen (18) months following the termination of this Agreement, on their own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, for any purpose which is in competition, in whole or in part, with the Business, solicit any Customer or procure or assist in the soliciting of any Customer for the benefit of any Person other than the Client.

8.2                               Subject to Section 11.4, the Consultant and Mr. Chornet shall not, at any time during the Term of this Agreement and any renewal and for a period of eighteen (18) months following the termination of this Agreement, on their own behalf or in behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, for any purpose which is in competition, in whole or in part, with the Business, accept or procure or assist in the acceptance of any business from any Customer or supply or procure or assist the supply of any goods or services to any Customer, in all or part of the Territory.

8.3                               Subject to Section 11.4, the Consultant and Mr. Chornet shall not, at any time during the Term of this Agreement and any renewal and for a period of eighteen (18) months following the termination of this Agreement, on their own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, interfere or attempt to interfere with the Business or persuade or attempt to persuade any Customer to discontinue or adversely alter such Person’s relationship with the Client.

8.4                               Subject to Section 11.4, the Consultant and Mr. Chornet shall not , at any time during the Term of this Agreement and any renewal and for a period of eighteen (18) months following the termination of this Agreement, on their own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, take advantage of or derive a benefit from any business opportunities relating to the Business, the Intellectual Property Rights of the Client or the Works covered by Article VI that the Consultant or Mr. Chornet became aware of while performing the Consulting Services for the Client even if the Client did not take advantage or exploit such opportunities.

ARTICLE IX
OBLIGATION OF NON-SOLICITATION OF EMPLOYEES AND CONSULTANTS

9.1                               Subject to Section 11.4, the Consultant and Mr. Chornet shall not, at any time during the Term of this Agreement and any renewal and for a period of eighteen (18) months following the termination of this Agreement, on their own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, employ, offer employment to or solicit the employment or service of or otherwise entice away from the employment or service of the Client, any individual who is employed by the Client or any Person whose consulting services are retained by the Client in the six (6) month period preceding the termination of this Agreement, whether or not such individual or Person would commit any breach of his or her contract of employment or services agreement by reason of leaving the service of the Client.

ARTICLE X
NON-DISPARAGEMENT

10.1                        The Consultant and Mr. Chornet shall not, at any time during the Term of this Agreement or at any time following the termination of this Agreement, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Client, its subsidiaries or their respective officers, directors, shareholders, employees, consultants, agents, customers (including the Customers), prospective customers, suppliers or distributors.

ARTICLE XI
ENFORCEMENT

11.1                        The Consultant and Mr. Chornet acknowledge that the restrictions contained in Articles V, VI, VII, VIII, IX and X of this Agreement, in view of the nature of the Business in which the Client is engaged and the Consultant’s and Mr. Chornet’s knowledge and expertise in relation thereto, are reasonable and valid, and that they are essential to the Client for the adequate protection of its competitive edge in its market.  Without limiting the generality of the foregoing, each of the Consultant and Mr. Chornet expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in Article VII are reasonable in light of the circumstances as they exist on the date hereof and that any violation thereof would result in irreparable injuries to the Client and that damages alone would be an inadequate remedy for any violation of the aforementioned restrictions. The Consultant and Mr. Chornet further acknowledge that in the event of a violation of any of these restrictions, the

Client shall be entitled to obtain from any Court of competent jurisdiction temporary, interlocutory and permanent injunctive relief, which rights shall be cumulative and in addition to any other rights or remedies to which the Client may be entitled.

11.2                        The parties hereof acknowledge that if the extent of any restriction contained in Articles V, VI, VII, VIII, IX and X is judged to be unreasonable, which is not the opinion of the parties on the date hereof, such a restriction shall then be applicable up to the maximum permitted by the applicable law and the parties hereby agree and accept that the extent of this restriction or penalty, if applicable, may be modified accordingly by any court without the context of any procedure to enforce and give effect to such restriction or penalty.

11.3                        In case of breach by the Consultant and/or Mr. Chornet of Section 7.1, the Consultant and/or Mr. Chornet, as the case may be, shall, upon demand, pay to the Client, as damages and penalty, the sum of $1,500 for each day during which said breach continues.  The Client shall be entitled, instead of requiring payment of the penalty provided in this Section 11.3, to claim the amount of damages actually suffered as a result of said breach or obtain injunctive or other relief to prevent the continuation of such violation in the future.

11.4                        Anything to the contrary notwithstanding, it is expressly agreed by the parties hereto that should this Agreement be terminated by the Client without Serious Reason, the provisions of Articles VII, VIII and IX shall survive the termination of this Agreement for a period of twelve (12) months.

11.5                        The provisions of Articles V, VI, X and XI shall survive any termination of this Agreement.

11.6                        It is expressly agreed by the parties hereto that notwithstanding Articles VII, VIII and IX, the Consultant and/or Mr. Chornet shall have the right to perform any act required in connection with the rendering of services to the University of Sherbrooke, to the extent such services are not detrimental to the Client’s interests.

ARTICLE XII
PROPERTY OF THE CLIENT

12.1                        The Consultant and Mr. Chornet acknowledge that any document, equipment and any other property of the Client or its subsidiaries including, without limitation, any file, work, document, sample, model, plan, mark-up, film or estimate, directly or indirectly related to the Business, which may be removed from the premises or taken from computers of the Client or any of its subsidiaries, shall remain the exclusive property of the Client or its subsidiaries and shall be returned immediately upon request or after the termination of this Agreement.

ARTICLE XIII
TERMINATION OF THE AGREEMENT

13.1                        The parties hereto acknowledge and expressly agree that this Agreement may be terminated in any of the following circumstances:

(a)                                  By the Client, at any time, for Serious Reason, on simple written notice from the Client to the Consultant, the whole without any other notice, payment in lieu of notice or any indemnity whatsoever to the Consultant or Mr. Chornet;

(b)                                 (i) Upon the death or the Incapacity of Mr. Chornet (ii) by the Client, upon the expiration of the Term or any renewal or (iii) by the Client, at any time during the Term of this Agreement and any renewal without Serious Reason; in each case in accordance with Article XIV of this Agreement. For greater certainty, if the Consultant is offered a change of title, position and/or responsibilities from that described at Section 2.1 to another title, position and/or set of responsibilities at an executive level with substantially the same compensation package, and the Consultant or Mr. Chornet refuses such change, such change shall not constitute, or be deemed to constitute, a termination without Serious Reason.

ARTICLE XIV
LIQUIDATED DAMAGES

14.1                        Should this Agreement be terminated unilaterally by the Client as set forth under Section 13.1(b) above, the Client shall pay to the Consultant, as liquidated damages according to Section 2129 of the Civil Code of Québec, an amount equal to two hundred and twenty thousand Canadian dollars (CAD$220,000).

14.2                        The parties recognize and accept that the Client shall not, in any case, be responsible for any additional amount, notice or other damages arising from the termination of this Agreement, except for those specifically provided for herein.

14.3                        Without limiting the generality of the foregoing, the Consultant and Mr. Chornet recognize that the liquidated damages provided for in Section 14.1 include any amount for costs, expenses, value of the work performed, value of the property furnished and any damages suffered by the Consultant and Mr. Chornet under Section 2129 of the Civil Code of Québec.

14.4                        In the event of the termination of this Agreement by the Client, the Consultant and Mr. Chornet hereby waive their right to the specific performance of the Client’s obligations under this Agreement and acknowledge that they will have no other remedy available to them, other than the one for payment of the liquidated damages provided for herein.

14.5                        The Consultant and Mr. Chornet shall give to the Client a full and satisfactory release upon receipt of the amounts set forth in this Article XIV.

ARTICLE XV
MR. CHORNET’S STATUS AND
OTHER EMPLOYEES OF THE CONSULTANT

15.1                        Mr. Chornet shall not, for any purposes, including payroll purposes, such as the payment of taxes, contributions or withholdings at source, be considered as an employee of the Client and nothing contained herein shall be construed so as to make him an employee of the Client.

15.2                        The Consultant shall pay all salary and benefits owed to Mr. Chornet and to any other of its staff members assigned to the performance of the Consulting Services.

15.3                        The Consultant shall be responsible for the payment of all taxes and contributions and for the withholdings of all deductions at source, arising out of the activities of its employees (including Mr. Chornet) and the performance of the Consulting Services, including federal and provincial income taxes, workmen compensation payments, pension plan contributions, employment insurance contributions and all other taxes, contributions or withholdings.

15.4                        The Client shall have no responsibility in respect of any failure by the Consultant or Mr. Chornet to properly remit, withhold or pay such amounts when due. The Consultant and Mr. Chornet agree to save harmless and indemnify the Client for any claims, losses, costs, fees, liabilities, damages or injuries suffered by the Client arising out of any determination that the Consultant is anything other than an independent contractor and Mr. Chornet is anything other than an employee of the Consultant.

ARTICLE XVI
REPRESENTATIONS BY THE PARTIES

16.1                        The Consultant hereby represents and warrants that it is a registrant within the meaning of Part IX of the Excise Tax Act (Canada) and Chapter VIII of An act Respecting the Québec Sales Tax and its registration numbers are as follows:

Federal	-	862 121 589 RT0001
Québec	-	1212025085 TQ0001

16.2                        The Consultant and Mr. Chornet hereby acknowledge and represent that they have disclosed to the Client any factor which may prevent them from providing the Consulting Services contemplated herein.

16.3                        Without limiting the generality of Section 16.2, the Consultant and Mr. Chornet warrant and represent that Mr. Chornet has obtained the approval from the Dean of the University of Sherbrooke to perform the Consulting Services contemplated herein.

16.4                        The parties hereby release and forever discharge the University of Sherbrooke of any and all civil claims, actions or causes of action, past, present or future, directly or indirectly related to the performance of the Consulting Services by Mr. Chornet as provided herein.

ARTICLE XVII
GENERAL

17.1                        Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

17.2                        Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, negotiations and discussions between the parties relating to the relationship existing between them. This Agreement amends, restates and replaces in its entirety the Consulting Agreement.

17.3                        No Contradiction. The restrictive covenants set forth in the present Agreement shall not be deemed to be in contradiction with the restrictive covenants set forth in the Shareholder Agreement by and among the shareholders of the Client, including Mr. Chornet. Such covenants are in addition one to another.

17.4                        Amendments. This Agreement may only be amended or otherwise modified by written agreement executed by the parties.

17.5                        Severability. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall otherwise remain in full force and effect.

17.6                        Assignment. The Consultant and Mr. Chornet shall not assign or transfer this Agreement or any rights or obligations hereunder. The Client shall have the right, at all times, to assign or transfer this Agreement or any rights or obligations hereunder in all circumstances, including in connection with any sale, transfer or other disposition of all or substantially all of the business and assets of the Client.

17.7                        Waiver. No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties to be bound thereby.

17.8                        Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

17.9                        Independent Legal Advice. The Consultant and Mr. Chornet acknowledge that they have been afforded an opportunity to obtain independent legal advice with respect to this Agreement and that they understand the nature and the consequences of this Agreement.

17.10                 Jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the Province of Québec and, by execution and delivery of this Agreement, the Consultant, Mr. Chornet and the Client irrevocably consent to the jurisdiction of those courts.

17.11                 Language. The parties acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente entente et les documents qui y sont relatifs soient rédigés en anglais.

[signatures follow on next page]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the date and at the place first hereinabove mentioned.

	ENERKEM INC.		SOMETIMES CAPITAL INC.

Per:	/s/ Michael Dennis	Per:	/s/ Esteban Chornet
	Authorized Signing Officer		Esteban Chornet

/s/ Esteban Chornet
ESTEBAN CHORNET